Exhibit 99.1

LIBERTY MEDIA REPORTS
FOURTH QUARTER AND YEAR END 2013 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2014 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported fourth quarter and year end 2013 results. Highlights include(1):

•	SiriusXM reported strong Q4 results

◦	Subscriber base grew to 25.6 million

◦	Revenue of $1 billion, up 12% from the fourth quarter of 2012

◦	Adjusted EBITDA(2) grew 41% to $326 million

◦	Net income of $65 million

◦	Repurchased $1.8 billion in shares in 2013, including shares from Liberty Media

◦
Affirmed 2014 guidance: revenue of over $4 billion, Adjusted EBITDA of approximately $1.38 billion, net subscriber additions of approximately 1.25 million and free cash flow(2) approaching $1.1 billion

•	Completed sale of first tranche of Liberty Media owned SIRI shares to SiriusXM in November 2013 for a total of $160 million

•	Announced proposal to acquire the remaining equity of SiriusXM not owned by Liberty Media

•	Live Nation reported record performance in 2013 with revenue up 11% to $6.5 billion and profitability in operating income of $140 million

•	Repurchased 5.8% of LMCA outstanding shares in 2013

“SiriusXM again posted record results for the fourth quarter and full year 2013. Jim and his team continue to execute on the core business while addressing new customer segments and offering enhanced services,” said Greg Maffei, President and CEO of Liberty Media. “In January, we announced a proposal to acquire the rest of the SiriusXM equity not owned by Liberty. We believe this combination will simplify the capital structure, further align management and provide ultimate strategic and financial flexibility. We are responding to requests for information from the representatives of SiriusXM’s special committee.”

Liberty Media
Liberty Media acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date. Prior to the acquisition of Liberty Media's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $981 million to $1.0 billion in the fourth quarter and $3.6 billion to $4.0 billion for the year. Adjusted OIBDA increased $343 million to $319 million for the fourth quarter and $1.3 billion to $1.3 billion for the year. Operating income increased $249 million to $189 million for the fourth quarter and $894 million to $814 million for the year. The increase in revenue, adjusted OIBDA and operating income was primarily due to the acquisition of a controlling interest in SiriusXM as discussed above.

SiriusXM
SiriusXM reported its stand-alone fourth quarter and year end results on February 4, 2014. For presentation purposes, in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-K for the year ended December 31, 2013.

Highlights of SiriusXM's earnings release included the following:

•	2013 record revenue of $3.8 billion, up 12%

•	Net income of $377 million in 2013

•	Adjusted EBITDA climbs 27% in 2013 to $1.17 billion

•	2013 free cash flow(2) of $927 million, up 31%

◦	Operating Cash Flow of $1.1b in 2013

•	Fourth quarter revenue exceeds $1 billion, Adjusted EBITDA climbs 41%

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

On October 9, 2013, Liberty Media entered into a share repurchase agreement with SiriusXM in which SiriusXM will acquire 136.6 million SiriusXM shares for $500 million, in three separate tranches between the fourth quarter of 2013 and second quarter of 2014, at a price of $3.6603 per share. The repurchase of shares will approximate 2% of the outstanding shares of SiriusXM on an as adjusted basis as the shares will be retired at the SiriusXM level.

The first tranche of shares in the amount of 43.7 million was repurchased on November 14, 2013. The retirement of SiriusXM shares on a consolidated basis is not expected to significantly impact the consolidated results except for an adjustment to noncontrolling interest as the shares are repurchased and retired. Liberty Media expects to continue holding a majority of the SiriusXM common stock after the completion of share repurchases.

On January 3, 2014, Liberty Media made a proposal ("the Proposal") to SiriusXM that outlines the terms by which SiriusXM public shareholders would become shareholders of Liberty Media in a tax-free transaction in which each share of SiriusXM common stock would be converted into 0.0760 of a new share of Liberty Media Series C common stock, and, immediately prior to such conversion, Liberty Media intends to distribute, on a 2:1 basis, shares of Liberty Media's Series C common stock to all holders of record of Liberty Media's Series A and B common stock to create a liquid trading market for Liberty Media's Series C common stock. The foregoing exchange ratio would be equivalent to a 0.0253 exchange ratio prior to the distribution of the Liberty Media Series C common stock dividend. Upon the completion of the proposed transaction, Liberty Media expects that SiriusXM's public shareholders would own approximately 39% of Liberty Media's then-outstanding common stock. SiriusXM's Board of Directors has formed a special committee of independent directors to consider Liberty Media’s proposal. The transaction is subject to the approval of both the special committee and a majority of the public stockholders of SiriusXM, other than Liberty Media. Approval by the existing Liberty Media shareholders of the issuance of the Series C common shares in the proposed transaction is also required under applicable Nasdaq Stock Market requirements.

In connection with the pending proposal made to SiriusXM, Liberty Media and SiriusXM agreed on January 23, 2014 to defer the second tranche of SiriusXM’s repurchase of $240 million of its shares of common stock from Liberty Media pursuant to the share repurchase agreement from January 27, 2014 to April 25, 2014 (the final repurchase date pursuant to the share repurchase agreement). As a result of this deferral, SiriusXM would repurchase $340 million of its shares of common stock from Liberty Media on the final repurchase date.

Share Repurchases
There were no repurchases of Liberty Media common stock (Nasdaq: LMCA) from November 1, 2013 through January 31, 2014. Since reclassification of original Liberty Capital tracking stock on March 3, 2008, Liberty Media has repurchased 66 million shares for a total cash consideration of $2.9 billion, representing 51% of shares outstanding at time of introduction of original Liberty Capital stock(3). Liberty Media has approximately $327 million remaining under its current stock repurchase authorization.
FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:30 a.m. (ET) on February 28, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
For definitions of adjusted OIBDA (as defined by Liberty Media), Adjusted EBITDA (as defined by SiriusXM) and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

3)	Shares outstanding include LMCA shares only.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the year ended December 31, 2013 to the same period in 2012.

The following financial information with respect to Liberty Media's equity affiliates and available-for-sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2013	12/31/2013
Charter Communications(1)	$3,619	$3,673
Live Nation debt and equity(2)	990	1,053
Barnes & Noble investment(3)	231	255
Other public holdings(4)	989	1,014
Total Liberty Media	$5,829	$5,995

(1)
In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $2.4 billion at September 30, 2013 and December 31, 2013.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $431 million and $409 million at September 30, 2013 and December 31, 2013, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value.

(4)	Represents Liberty Media's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2013	12/31/2013

Cash and liquid investments(1)(2)	$1,186	$1,103
Less: Short-term marketable securities	15	15
Total Liberty Media Cash (GAAP)	$1,171	$1,088

Debt:
SiriusXM senior notes(3)	$3,139	$2,650
SiriusXM exchangeable notes(3)	491	491
Liberty 1.375% Cash Convertible Notes due 2023(4)	—	1,000
Margin loans	1,120	920
Other SiriusXM debt	57	480
Total Liberty Media Debt	4,807	5,541
Unamortized premium	74	14
Total Liberty Media Debt (GAAP)	$4,881	$5,555

(1)	Includes $15 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2013 and December 31, 2013.

(2)	Includes $717 million and $135 million of cash and liquid investments held at SiriusXM as of September 30, 2013 and December 31, 2013, respectively.

(3)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

(4)	Face amount of the cash convertible notes with no adjustment for the fair market value adjustment.

Total Liberty Media cash and liquid investments decreased $83 million, primarily as a result of payments related to the Comcast exchange transaction and acquisitions during the quarter. These cash outflows were partially offset by cash from operations at SiriusXM during the quarter and net borrowings in excess of repayments during the quarter. Included in the year end consolidated cash and liquid investments is $135 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant noncontrolling interest; therefore Liberty Media does not have ready access to that cash.

Total Liberty Media debt increased by $734 million primarily as a result of the issuance of the Liberty 1.375% cash convertible notes during the quarter, net of other debt repayments made.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:30 a.m. (ET) on February 28, 2014. The call can be accessed by dialing (877) 419-6603 or (719) 325-4920 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:30 a.m. (ET) March 7, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9862550. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, including repurchases of SiriusXM stock from us, the ability of SiriusXM to achieve its targeted performance for 2014, the proposed acquisition of the shares of SiriusXM not currently owned by Liberty Media and its subsidiaries, the issuance of the Series C common stock, anticipated benefits of the proposed transaction, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, the ability of SiriusXM to meet its 2014 performance guidance, the ability of Liberty Media to negotiate mutually satisfactory definitive transaction documents with SiriusXM, the ability of Liberty Media and SiriusXM to complete any such proposed transaction, the ability of Liberty Media to complete the distribution of its Series C common shares, the ability of the combined company to realize the expected benefits, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell Liberty Media’s Series C common shares or Liberty Media’s existing common stock. The offer and sale of Series C common shares in the proposed transaction will only be made pursuant to an effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares in the proposed transaction. Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the Series C common shares in the proposed transaction. Information regarding the directors and executive officers of Liberty Media and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.
Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION
CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2012	12/31/2013
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$603	1,088
Trade and other receivables, net	25	206
Deferred income tax assets	13	916
Other current assets	198	284
Assets of discontinued operations - current	1,372	—
Total current assets	2,211	2,494
Investments in available-for-sale securities and other cost investments	1,392	1,324
Investments in affiliates, accounted for using the equity method	3,341	3,299

Property and equipment, at cost	329	2,149
Accumulated depreciation	(172)	(341)
	157	1,808
Intangible assets not subject to amortization
Goodwill	200	14,365
FCC licenses	—	8,600
Other	144	1,073
	344	24,038

Intangible assets subject to amortization, net	108	1,200
Other assets, at cost, net of accumulated amortization	32	379
Assets of discontinued operations	740	—
Total assets	$8,325	34,542

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$34	670
Current portion of debt	—	777
Deferred revenue	24	1,575
Other current liabilities	33	150
Liabilities of discontinued operations - current	294	—
Total current liabilities	385	3,172

Long-term debt	—	4,778
Deferred income tax liabilities	817	2,312
Deferred revenue	37	164
Other liabilities	89	234
Liabilities of discontinued operations	565	—
Total liabilities	1,893	10,660

Equity:
Total stockholders' equity	6,440	14,081
Noncontrolling interests in equity of subsidiaries	(8)	9,801
Total equity	6,432	23,882
Commitments and contingencies
Total liabilities and equity	$8,325	34,542

LIBERTY MEDIA CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Years Ended
	12/31/2012	12/31/2013
	amounts in millions
Revenue:
Subscriber revenue	$—	3,131
Other revenue	368	871
Total revenue	368	4,002

Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (excluding depreciation shown separately below)
Revenue share and royalties	—	679
Programming and content(1)	—	243
Customer service and billing(1)	—	308
Other(1)	—	104
Subscriber acquisition cost	—	491
Other operating expense(1)	230	284
Selling, general and administrative(1)	176	764
Depreciation and amortization	42	315
	448	3,188
Operating income (loss)	(80)	814

Other income (expense):
Interest expense	(7)	(132)
Dividend and interest income	76	48
Share of earnings (losses) of affiliates, net	1,346	(32)
Realized and unrealized gains (losses) on financial instruments, net	230	295
Gains (losses) on transactions, net	22	7,978
Other, net	42	(115)
	1,709	8,042
Earnings (loss) from continuing operations before income taxes	1,629	8,856
Income tax (expense) benefit	(469)	135
Earnings (loss) from continuing operations	1,160	8,991
Earnings (loss) from discontinued operations, net of taxes	252	—
Net earnings (loss)	1,412	8,991
Less net earnings (loss) attributable to the noncontrolling interests	(2)	211
Net earnings (loss) attributable to Liberty stockholders	$1,414	8,780

(1) Includes stock based compensation as follows:
Programming and content	—	15
Customer service and billing	—	4
Other costs of services	—	7
Operating	—	14
Selling, general and administrative	46	153
	$46	193

LIBERTY MEDIA CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Years Ended
	12/31/2012	12/31/2013
	amounts in millions
Cash flows from operating activities:
Net earnings	$1,412	8,991
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(252)	—
Depreciation and amortization	42	315
Stock-based compensation	46	193
Cash payments for stock-based compensation	(19)	(2)
Excess tax benefits from stock-based compensation	(142)	(6)
Noncash interest expense	(2)	(62)
Share of (earnings) losses of affiliates, net	(1,346)	32
Realized and unrealized gains on financial instruments, net	(230)	(295)
Early extinguishment of debt	—	21
Losses (gains) on transactions, net	(22)	(7,978)
Deferred income tax expense	465	(172)
Other, net	(32)	90
Changes in operating assets and liabilities
Current and other assets	18	187
Payables and other liabilities	33	(78)
Net cash provided (used) by operating activities	(29)	1,236

Cash flows from investing activities:
Cash proceeds from dispositions	766	80
Proceeds (payments) from settlement of financial instruments, net	(9)	(59)
Cash (paid) for acquisitions, net of cash acquired	—	(117)
Investments in and loans to cost and equity investees	(1,716)	(2,585)
Return on investment	165	—
Repayment of loans by cost and equity investees	110	81
Capital expended for property and equipment	(16)	(207)
Purchases of short term investments and other marketable securities	(393)	(178)
Sales of short term investments and other marketable securities	625	229
Net (increase) decrease in restricted cash	700	—
Other investing activities, net	(8)	(8)
Net cash provided (used) by investing activities	224	(2,764)

Cash flows from financing activities:
Borrowings of debt	—	5,923
Repayments of debt	(750)	(2,779)
Proceeds (payments) from settlement of financial instruments	(54)	(299)
Issuance of warrants	—	170
Repurchases of Liberty common stock	(323)	(140)
Cash included in exchange transaction	—	(429)
Shares issued by subsidiary	—	21
Shares repurchased by subsidiary	—	(1,602)
Taxes paid in lieu of shares issued for stock-based compensation	(181)	(51)
Excess tax benefit from stock-based compensation	142	6
Other financing activities, net	4	(7)
Net cash provided (used) by financing activities	(1,162)	813

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	265	—
Cash provided (used) by investing activities	(10)	—

Cash provided (used) by financing activities	(5)	550
Change in available cash held by discontinued operations	350	650
Net cash provided (used) by discontinued operations	600	1,200
Net increase (decrease) in cash and cash equivalents	(367)	485
Cash and cash equivalents at beginning of period	970	603
Cash and cash equivalents at end of period	$603	1,088

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, respectively, and the years ended December 31, 2012 and 2013.

QUARTERLY SUMMARY

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Liberty Media
Revenue	$44	$789	$1,078	$1,110	$1,025

Adjusted OIBDA	(22)	262	362	379	319
Depreciation and amortization	(10)	(70)	(88)	(79)	(78)
Stock compensation expense	(28)	(41)	(48)	(52)	(52)
Operating Income (Loss)	$(60)	$151	$226	$248	$189

ANNUAL SUMMARY

(amounts in millions)	2012	2013
Liberty Media
Revenue	$368	$4,002

Adjusted OIBDA	8	1,322
Depreciation and amortization	(42)	(315)
Stock compensation expense	(46)	(193)
Operating Income (Loss)	$(80)	$814

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to remove the impact of other income and expense, loss on extinguishment of debt, loss on change in value of derivatives, as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenue not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes Adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected Adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. SiriusXM also believes the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income. Since Adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of Adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to Adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended December 31,
	2013		2012

Net income (GAAP):	$65,197		$156,244
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813		1,880
Operating expenses	(1,068)		(68,781)
Share-based payment expense (GAAP)	19,102		17,462
Depreciation and amortization (GAAP)	60,348		66,814
Interest expense, net of amounts capitalized (GAAP)	54,140		45,545
Loss on extinguishment of debt and credit facilities, net (GAAP)	66,229	15,650	—
Interest and investment (income) (GAAP)	(3,328)		(3,907)
Loss on change in value of derivatives (GAAP)	20,393		—
Other (income) (GAAP)	(295)		(412)
Income tax expense (GAAP)	43,020		15,626
Adjusted EBITDA	$325,551		$230,471

	Unaudited
	For the Years Ended December 31,
	2013		2012

Net income (GAAP):	$377,215		$3,472,702
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	7,251		7,479
Operating expenses	(207,854)		(289,278)
Share-based payment expense (GAAP)	68,876		63,822
Depreciation and amortization (GAAP)	253,314		266,295
Interest expense, net of amounts capitalized (GAAP)	204,671		265,321
Loss on extinguishment of debt and credit facilities, net (GAAP)	190,577	15,650	132,726
Interest and investment (income) (GAAP)	(6,976)		(716)
Loss on change in value of derivatives (GAAP)	20,393		—
Other (income) loss (GAAP)	(1,204)		226
Income tax expense (benefit) (GAAP)	259,877		(2,998,234)
Adjusted EBITDA	$1,166,140		$920,343

SCHEDULE 3

Free cash flow is derived from cash flow provided by operating activities, capital expenditures and restricted and other investment activity. The calculation for free cash flow is as follows (in thousands).

	Unaudited
	For the Three Months Ended December 31,
	2013	2012
Cash Flow Information
Net cash provided by operating activities	$358,575	$293,233
Net cash used in investing activities	(580,734)	(23,773)
Net cash used in financing activities	(359,820)	(304,785)

Free Cash Flow
Net cash provided by operating activities	$358,575	$293,233
Additions to property and equipment	(55,382)	(23,747)
Purchase of restricted and other investments	—	(26)
Free cash flow	$303,193	$269,460

	Unaudited
	For the Years Ended December 31,
	2013	2012
Cash Flow Information
Net cash provided by operating activities	$1,102,832	$806,765
Net cash used in investing activities	(700,688)	(97,319)
Net cash used in financing activities	(788,284)	(962,491)

Free Cash Flow
Net cash provided by operating activities	$1,102,832	$806,765
Additions to property and equipment	(173,617)	(97,293)
Purchase of restricted and other investments	(1,719)	(26)
Free cash flow	$927,496	$709,446